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                                                               Exhibit (a)(1)(E)

                               OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING SHARES OF COMMON STOCK

                                AND CLASS A COMMON STOCK
[SPARK LOGO]
                                           OF

                              GLOBALNET FINANCIAL.COM, INC.
                                           AT
                      $0.36 AND $0.036 NET PER SHARE, RESPECTIVELY,
                                           BY
                              GLOBALNET ACQUISITIONS INC.,
                              A WHOLLY OWNED SUBSIDIARY OF

                                   NEWMEDIA SPARK PLC

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
     NEW YORK CITY TIME, ON AUGUST 22, 2001, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

     GlobalNet Acquisitions Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of NewMedia SPARK plc, a company organized under the laws of England and Wales ("Parent"), is offering to purchase all outstanding shares of common stock (the "Common Shares") and class A common stock (the "Class A Shares"), par value $.001 per share, together with the rights to purchase the Series A Junior Participating Preferred Stock and the Series B Junior Participating Preferred Stock pursuant to the Rights Agreement, dated July 19, 2001, between the Company (as defined below) and the Bank of New York, as Rights Agent (together, the "Shares"), of GlobalNet Financial.com, Inc., a Delaware corporation (the "Company"), at $0.36 and $0.036, respectively, per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 25, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1.    Offer to Purchase dated July 25, 2001;

          2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

          3. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;
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          4.    A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5.    Notice of Guaranteed Delivery with respect to Shares;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and Instructions for Form W-8BEN; and

          7.    Return envelope addressed to The Bank of New York, as
     Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 OF THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST FIFTY ONE PERCENT OF THE COMBINED VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on August 22, 2001, unless extended.

     The Board of Directors of the Company has approved and adopted the Merger Agreement (as defined herein) and the transactions contemplated thereby and determined that the Offer and the Merger (as defined herein) are advisable and fair to and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors of the Company recommends that the stockholders tender their Shares in the Offer.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 15, 2001, as amended by the First Amendment to Agreement and Plan of Merger dated as of July 17, 2001 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $0.36 and $0.036 per Common Share and Class A Share, respectively, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Neither of the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

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     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,
                                          New Media SPARK plc

                                          LOGO
                                          Joel D. Plasco
                                          Director

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

(Enclosures)

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